Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On December 18, 2024 (the “Closing Date”), ARCNYC570SEVENTH, LLC a Delaware limited liability company (“Seller”) a wholly-owned subsidiary of American Strategic Investment Co., a Maryland corporation (the “Company”), consummated the sale (the “Disposition”) of its property located at 9 Times Square (a/k/a 200 W. 41st Street) (“9 Times Square Property”) to 9 TIMES SQUARE ACQUISITIONS, LLC., a Delaware limited liability company (the “Buyer”), pursuant to that certain Purchase and Sale Agreement, dated August 1, 2024, as amended on November 19, 2024, by and between the Buyer and the Seller. The gross purchase price for the 9 Times Square Property was $63.5 million.

Prior to the consummation of the sale of the 9 Times Square Property, during the quarter ended June 30, 2024, the Company recorded an impairment charge of $84.7 million based on the estimated fair value of the 9 Times Square Property, which the Company had determined to market for sale. During the quarter ended September 30, 2024, the Company classified the 9 Times Square Property as held for sale and recorded an additional impairment of $1.9 million for estimated selling costs. As such, the pro forma statement of operations for the nine months ended September 30, 2024 includes an adjustment of $86.7 million to remove such impairment charges. On the Closing Date, the Company repaid the $49.5 million mortgage held by Capital One N.A. with respect to the 9 Times Square Property and incurred certain minimal additional closing costs of $0.3 million, which is recorded in “Gain or (Loss) on sale of real estate investments” on the pro forma statement of operations for the nine months ended September 30, 2024.

The following unaudited pro forma consolidated financial information of the Company, as of and for the nine months ended September 30, 2024 and for the year ended December 31, 2023, has been prepared for informational purposes only in accordance with Article 11 of Regulation S-X and does not purport to be indicative of what would have resulted had the Disposition occurred on the dates indicated or the Company’s future results. The unaudited pro forma consolidated balance sheet as of September 30, 2024 assumes the Disposition closed on September 30, 2024. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2023, and the nine months ended September 30, 2024, assumes the Disposition was consummated on January 1, 2023. The unaudited pro forma consolidated financial information of the Company reflects the removal of the assets and liabilities of the 9 Times Square Property and its results of operations and reflects a loss associated with the anticipated disposition of that property, which is preliminary.

The unaudited combined pro forma adjustments reflecting the consummation of the Disposition are based on the foregoing and certain other estimates and assumptions described below, which are based on information available as of the date of these unaudited pro forma combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

American Strategic Investment Co.

Unaudited Pro Forma Consolidated Balance Sheet

September 30, 2024

(In thousands, except per share amounts)

	Historical Company (a)	9 Times Square Disposition Adjustments (b)		Pro Forma Company
ASSETS
Real estate investments, at cost:
Land	$129,517	$-		$129,517
Buildings, fixtures and improvements	341,159	-		341,159
Acquired intangible lease assets	19,177	-		19,177
Total real estate investments, at cost	489,853	-		489,853
Less: accumulated depreciation and amortization	(87,889)	-		(87,889)
Total real estate investments, net	401,964	-		401,964
Cash and cash equivalents	5,234	10,442	(c)	15,676
Restricted cash	10,528	(328)		10,200
Operating lease right-of-use asset	54,570	-		54,570
Prepaid expenses and other assets	4,353	(683)		3,670
Derivative asset, at fair value	-	-		-
Straight-line rent receivable	30,001	(6,822)		23,179
Deferred Costs, net	8,338	(1,589)		6,749
Assets held for sale	52,924	(52,924)		-
Total assets	$567,912	$(51,903)		$516,009

LIABILITIES AND EQUITY
Mortgage Notes Payable, net	$396,838	$(49,501)		$347,337
Accounts payable, accrued expenses and other liabilities (including amounts due to related parties of $226 and $20 at September 30, 2024 and December 31, 2023, respectively)	18,137	(1,706)		16,431
Note payable to related parties	575	-		575
Operating lease liability	54,609	-		54,609
Below-market lease liabilities, net	1,361	-		1,361
Deferred revenue	4,019	(360)		3,659
Total liabilities	475,539	(51,566)		423,973

Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding at September 30, 2024 and December 31, 2023	-	-		-
Common stock, $0.01 par value, 300,000,000 shares authorized, 2,663,980 and 2,334,340 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	26	-		26
Additional paid-in capital	731,567	-		731,567
Accumulated other comprehensive income	-	-		-
Distributions in excess of accumulated earnings	(639,220)	(337	)(d)	(639,557)
Total equity	92,373	(337)		92,036
Total liabilities and equity	$567,912	$(51,903)		$516,009

American Strategic Investment Co.

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2024

(In thousands, except share and per share data)

	Historical Company (a)	9 Times Square Disposition Adjustments (b)	Pro Forma Company
Revenue from tenants	$46,681	$(6,759)	$39,922

Operating expenses:
Asset and property management fees to related parties	5,824	(171)	5,653
Property operating	25,439	(3,362)	22,077
Impairment of real estate investments	112,541	(86,698)	25,843
Equity-based compensation	316	-	316
General and administrative	6,526	(99)	6,427
Depreciation and amortization	14,826	(2,662)	12,164
Total operating expenses	165,472	(92,992)	72,480
Operating income (loss) before gain on sale of real estate investments	(118,791)	86,233	(32,558)
Gain or (Loss) on sale/exchange of real estate investments	-	-	-
Operating income	(118,791)	86,233	(32,558)
Other (expense) income:
Interest expense	(15,177)	2,573	(12,604)
Other income	27	(4)	23
Loss on non-designated derivatives	-	-	-
Total other expense, net	(15,150)	2,569	(12,581)
Net loss and Net loss attributable to common stockholders	(133,941)	88,802	(45,139)
Other comprehensive income (loss):
Change in unrealized (loss) gain on derivative	(406)	406	-
Comprehensive loss	(134,347)	89,208	(45,139)

Weighted-average shares outstanding - Basic and Diluted	2,464,574		2,464,574
Net (loss) income attributable to common stockholders - Basic and Diluted	$(54.35)		$(18.32)

American Strategic Investment Co.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2023

(In thousands, except share and per share data)

	Historical Company (a)	9 Times Square Disposition Adjustments (b)	Pro Forma Company
Revenue from tenants	$62,710	$(8,903)	$53,807

Operating expenses:
Asset and property management fees to related parties	7,680	(231)	7,449
Property operating	33,797	(4,800)	28,997
Impairment of real estate investments	66,565	-	66,565
Equity-based compensation	5,863	-	5,863
General and administrative	9,375	(151)	9,224
Depreciation and amortization	26,532	(6,058)	20,474
Total operating expenses	149,812	(11,241)	138,571
Operating income (loss) before gain on sale of real estate investments	(87,102)	2,337	(84,765)
Gain or (Loss) on sale/exchange of real estate investments	-	(249)	(249)
Operating Loss	(87,102)	2,088	(85,014)
Other (expense) income:
Interest expense	(18,858)	2,341	(16,517)
Other income	36	(5)	31
Loss on non-designated derivatives	-	-	-
Total other expense, net	(18,822)	2,337	(16,485)
Net loss and Net loss attributable to common stockholders	(105,924)	4,425	(101,499)
Other comprehensive income (loss):
Change in unrealized (loss) gain on derivative	(1,231)	1,207	(24)
Comprehensive loss	(107,155)	5,632	(101,523)

Weighted-average shares outstanding - Basic and Diluted	2,226,721		2,226,721
Net (loss) income attributable to common stockholders - Basic and Diluted	$(47.57)		$(45.59)

AMERICAN STRATEGIC INVESTMENT CO.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

The above unaudited pro forma consolidated financial statement presentation has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of the Company. Certain assumptions regarding the operations of the Company have been made in connection with the preparation of these unaudited pro forma consolidated financial statements. These assumptions are as follows:

1. Adjustments to Pro Forma Consolidated Balance Sheet

(a)       Represents the Company’s historical consolidated balance sheet as of September 30, 2024, which was derived from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

(b)       Represents the necessary removal from the historical balance sheet as of September 30, 2024 of the impact of the following assets and liabilities associated with the 9 Times Square Property: cash and cash equivalents; restricted cash; prepaid expenses and other assets; straight-line rent receivable; deferred costs, net; the $49.5 million mortgage held by Capital One mortgage with respect to the property; certain accrued payable, accrued expenses and other liabilities; deferred revenue; and distributions in excess of accumulated earnings.

(c)       Represents further adjustments to cash and cash equivalents as a result of the net $10.5 million of net cash proceeds the Company received from the Disposition after the settlement of prorations, payment of the mortgage and selling costs.

(d)       The Company incurred $2.2 million of total selling costs, of which $1.9 million were recorded during the nine months ended September 30, 2024, within “Impairment on real estate investments” and an additional $0.3 million of such costs incurred at the time of the closing of the Disposition.

2. Adjustments to Pro Forma Consolidated Statements of Operation

(a)       Represents the Company’s historical consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023, which were derived from the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2024 and the Annual Report on Form 10-K for the year ended December 31, 2023, respectively.

(b)       Represents the necessary removal from the historical consolidated statements of operations for the year ended December 31, 2023, and the nine months ended September 30, 2024, of the impact of the following associated with the 9 Times Square Property: impairment charges recorded for the property as it was determined that the carrying value exceeded the Company’s expected sales price of the asset, less the costs to sell the property; certain property expenses and general and administrative expenses associated with maintenance of the property; depreciation and amortization with respect to the property; interest expense related to the mortgage on the property that was repaid on the Closing Date, as well as adjustments for the $0.3 million of additional selling costs incurred at the time of the closing of the Disposition.